As filed with the Securities and Exchange Commission on December 5, 2019

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONDAS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

47-2615102

(I.R.S. Employer Identification Number)

165 Gibraltar Court

Sunnyvale, California 94089

(888) 350-9994

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric A. Brock

Chairman and Chief Executive Officer

Ondas Holdings Inc.

165 Gibraltar Court Sunnyvale, CA 94089

(888) 350-9994

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael Francis, Esq.

Christina C. Russo, Esq.

Akerman LLP

350 East Las Olas Boulevard, Suite 1600

Fort Lauderdale, Florida 33301

(954) 463-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, $0.0001 par value per share	8,684,353	6.50	$56,448,294.50	$7,326.99
Common stock, $0.0001 par value per share underlying the Warrants	4,630,739	6.50	$30,099,803.50	$3,906.95
Total	13,315,092		$86,548,098.00	$11,233.94

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED DECEMBER 5, 2019

PRELIMINARY PROSPECTUS

ONDAS HOLDINGS INC.

8,684,353 Shares of Common Stock

4,630,739 Shares of Common Stock underlying Warrants

The selling stockholders may offer and sell from time to time up to an aggregate of 13,315,092 shares of Ondas Holdings Inc. (the “Company”) Common Stock (“Common Stock”), including (i) up to 8,684,353 shares of Common Stock that are outstanding and (ii) up to 4,630,739 shares of Common Stock underlying outstanding warrants at an exercise price of $3.25 per share (the “Warrants”) issued to certain purchasers, the placement agent and certain of its affiliates, and certain noteholders of the Company in connection with the private placement offering pursuant to certain securities purchase agreements, dated September 27, 2019, October 30, 2019 and November 27, 2019, by and between the Company and each purchaser thereto (the “PIPE”). For information concerning the selling stockholders and the manner in which they may offer and sell shares of our Common Stock, see “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling stockholders of their shares of Common Stock.

Our Common Stock is quoted on the OTCQB of OTC Markets Group, Inc. (the “OTCQB”), under the symbol “ONDS,” and, to date, has traded on a limited basis. As of December 4, 2019, the last reported sale price of our common stock on OTCQB Market was $6.50.

Investing in the shares of Common Stock involves risks. See “Risk Factors,” beginning on page 6 and in any documents we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Common Stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2019

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. Such documents contain important information you should consider when making your investment decision. We have not authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock.

Unless the context otherwise requires, all references in this prospectus to “Ondas Holdings” the “Company,” “we,” “us,” and “our” refer to Ondas Holdings Inc. and our consolidated subsidiaries, including our wholly-owned subsidiary, Ondas Networks Inc.; references to “Ondas Networks” refers to our wholly-owned subsidiary, Ondas Networks Inc.

ii

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

Overview

We design, develop, manufacture, sell and support FullMAX, our multi-patented, state-of-the-art, point-to-multipoint, software-defined radio SDR system for secure, licensed, private, wide-area broadband networks. Our customers purchase FullMAX system solutions to deploy wide-area intelligent networks (WANs) for smart grids, smart pipes, smart fields and other mission critical networks that need internet protocol connectivity. We sell our products and services globally through a direct sales force and value-added sales partners to critical infrastructure providers including electric utilities, water and wastewater utilities, oil and gas producers, and for other critical infrastructure applications in areas such as homeland security and defense, and transportation.

Our FullMAX system of wireless base stations, fixed and mobile remote radios and supporting technology is designed to enable highly secure and reliable industrial-grade connectivity for truly mission-critical applications. The target customers for our products operate in critical infrastructure sectors of the global economy. Private cellular networks are often the preferred choice of these large industrial customers with business operations spanning large field areas. Private networks provide enhanced protection against cyber terrorism, as well as natural and man-made disasters, and the ability for the operator to maintain and control their desired quality of service. Our IEEE 802.16s compliant equipment is designed to optimize performance of unused or underutilized low frequency licensed radio spectrum and narrower channels. A FullMAX wireless network is significantly less expensive to build compared to traditional LTE networks given its ability to optimize the performance of lower cost radio spectrum (non-traditional LTE bands) and provide much greater coverage. In many of our industrial end markets, the adoption of low-cost edge computing and increased penetration of “smart machinery” and sensors is driving demand for next-generation networks for IoT applications such as those powered by FullMAX.

The Market for our Products

We offer a range of products with different options for narrowband and broadband applications. Our SDR platforms offer flexibility with respect to the radio frequencies in which they operate (ranging from 30 MHz to 6 GHz) and channel size configurations (ranging from 12.5 KHz to 10 MHz).

The global end markets for our MC-IoT solutions are established, large and, we believe, poised to grow rapidly given the key role connectivity will play in next generation IoT-type applications. Firms like Cisco Systems, Inc. and Gartner, Inc. forecast that there will be billions of connected IoT devices installed by 2020; many of them will likely be deployed for industrial applications. Dell’Oro Group, Inc. estimates that Wide Area IoT spending; including low power WAN deployments which we compete with will reach $33.0 billion for carriers and infrastructure vendors by 2022, growing approximately 2.5xs from 2017. Ondas Networks is leveraging its industry expertise and FullMAX technology to develop an enhanced range of products to capitalize on this burgeoning opportunity and is poised to become the leading supplier of private cellular network products. In many of our industrial end markets, we believe, the adoption of low-cost edge computing and increased penetration of “smart machinery” is driving demand for next-generation networks for IoT applications such as those powered by FullMAX.

The target customers for our products operate in critical infrastructure sectors of the global economy. Private cellular networks are typically the preferred choice of these large industrial customers with business operations spanning large field areas. Private networks provide enhanced protection against cyber terrorism, as well as natural and man-made disasters, and the ability for the operator to maintain and control their desired quality of service. The existing public carrier networks based on LTE technology are designed for mobile consumer usage and are not architected for MC-IoT applications. Wi-Fi-based IoT offerings have similar shortcomings related to security, availability and reliability which are likewise unacceptable for mission-critical functions.

Our FullMAX technology offers a next-generation upgrade path for existing private networks currently managed by our industrial customers. These networks will typically be deployed on the existing tower and backhaul infrastructure owned by our customers reducing incremental infrastructure costs. Ondas networks offer much faster data throughput and more efficient radio frequency utilization relative to existing private networks which are currently based largely on legacy, proprietary technologies. We believe the IEEE 802.16s standard is an important catalyst for the MC-IoT upgrade cycle as our critical infrastructure customers increasingly prefer standards-based technology. Standards-based solutions offer a deeper ecosystem of suppliers which results in more price and service competition and lower costs. The IEEE 802.16s standard is relevant for critical infrastructure providers with operations covering large field areas and as such, the market potential is sizeable enough to attract a deep ecosystem of hardware and software solutions providers as well as ancillary service organizations to support our customers.

Our Products and Services

Our FullMAX Base Station and Remote radios are deployed by our customers to create wide-area wireless communication networks. A FullMAX network provides end-to-end IP connectivity, allowing critical infrastructure providers to extend their secure corporate networks into the far reaches of their service territories.

Our FullMAX SDR platform:

●	offers a dedicated private network for industrial applications which safeguards critical assets and information and protects against cyberattacks;

●	has frequency agility with the capability to operate in any frequency between 30 MHz and 6 GHz;

●	may be deployed in a wide variety of narrow and broadband channel sizes and can aggregate non-contiguous channels; and

●	FullMAX radios use a SDR platform to implement standard versions of the IEEE 802.16 protocol, and the new 802.16s amendment and supports extensions to provide further flexibility and performance beyond the standard implementations.

FullMAX radios can operate at high transmit power (up to 20 watts) at both the Base Station and Remote sites providing fixed and mobile data connectivity up to 30 miles from the tower site. This results in up to 2,800 square miles of coverage from a single FullMAX tower compared with the 28 square miles typically supported by other 4G technologies. This dramatically reduces the infrastructure cost of building and operating a private cellular network. For example, to cover a territory of over 10,000 square miles may require only four FullMAX towers compared with more than 350 typical 4G towers, depending on the topography of the region.

We also provide a variety of services associated with the sale of our FullMAX products including network design, RF planning, product training and spectrum consulting. We provide customers with technical support, extended hardware warranties, and software.

Our Strategy

Our goal is to be a global leader in providing wireless connectivity solutions enabling mission-critical Industrial Internet applications and services. We intend to leverage our FullMAX technology and the IEEE 802.16s standard to achieve this goal. We plan to go “Deep and Wide” in the marketing of our connectivity solutions into global critical infrastructure end markets. Our strategy is to deeply penetrate our traditional end markets, including electric and water utilities while continuing the expansion of our distribution and support capabilities into new vertical end markets such as we have recently done in the oil & gas and transportation sectors.

The key elements of our growth strategy include the following:

●	Expand our Global Customer Sales and Field Support organization;

●	Promote the development of a multi-vendor ecosystem in support of IEEE 802.16s;

●	Develop new products to continuously improve our customer value;

●	Expand mainland China operations;

●	Continue to lower product manufacturing costs to drive customer value and enhance our profitability; and

●	Expand our MC-IoT capabilities via partnerships, joint ventures or acquisitions.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) December 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such fiscal year or (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company,

●	we may present only two years of audited financial statements, plus unaudited condensed financial statements for any interim period, and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

●	we may avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

●	we may provide reduced disclosure about our executive compensation arrangements; and

●	we may not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available to smaller reporting companies.

Corporate History

Ondas Holdings Inc. was originally incorporated in Nevada on December 22, 2014 under the name Zev Ventures Incorporated. On September 28, 2018, we consummated a reverse acquisition transaction to acquire a privately-held company, Ondas Networks Inc., and changed our name from “Zev Ventures Incorporated” to “Ondas Holdings Inc.” As a result, Ondas Networks Inc. became our wholly-owned subsidiary. We refer to this transaction as the “Acquisition.” In connection with the closing of the Acquisition, we discontinued the prior business of Zev Ventures as a reseller of sporting and concert tickets and our sole business became that of Ondas Networks.

Ondas Networks was originally incorporated in Delaware on February 16, 2006 under the name Full Spectrum Inc. On August 10, 2018, the name was changed to Ondas Networks Inc.

Recent Developments

On September 27, 2019, October 30, 2019 and November 27, 2019, the Company entered into securities purchase agreements (the “Purchase Agreements”) with certain purchasers (the “Investors”), which provided for the sale of up to $12,500,000 of Units (including an over-allotment option exercisable by the placement agent for the Company to sell up to an additional $2,500,000 of Units) at a cash purchase price of $2.50 per Unit (the “PIPE”). Each Unit consists of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one-half of one warrant to purchase one share of Common Stock at an exercise price of $3.25 per share for a period commencing six months and ending 36 months after the closing date.

The closings of the PIPE for an aggregate of 2,885,600 Units occurred on September 27, 2019 (for 2,426,000 Units), October 30, 2019 (for 206,000 Units) and November 27, 2019 (for 253,600 Units). Eric Brock, the Company’s Chief Executive Officer, purchased 400,000 Units in the PIPE. After payment of placement agent cash fees and expenses of the PIPE, the Company received aggregate net proceeds of approximately $6.0 million.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., acted as placement agent (the “Placement Agent”) in the PIPE. The Placement Agent received an aggregate cash fee of $721,400, or 10.0% of the gross proceeds raised in the PIPE, reimbursement of transaction expenses, and warrants to purchase an aggregate of 288,560 shares of Common Stock on September 27, 2019 (for 242,600 shares), October 30, 2019 (for 20,600 shares) and November 27, 2019 (for 25,360 shares) at an exercise price equal to $3.25 (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for a period commencing six months and ending 36 months after each closing date.

In connection with the initial closing, on the September 27, 2019 ( the “Initial Closing Date”), the Loan and Security Agreement by and between the Company and Energy Capital, LLC (“Energy Capital”), a greater than five percent stockholder of the Company, entered into on October 1, 2018 (including the promissory notes thereunder, collectively, the “Loan”), with an aggregate of $10,563,104.16 principal and interest outstanding, was converted into an aggregate of 4,225,242 Units, and the debt owed under the Loan was extinguished. As a result, the Loan terminated pursuant to its terms. Also, in connection with the initial closing, on the Initial Closing Date, outstanding notes, with an aggregate of $3,933,767 principal and interest outstanding, were converted into an aggregate of 1,573,511 Units, pursuant to the terms of each outstanding note and the debt owed under the outstanding notes was extinguished.

We are registering the shares of Common Stock and the shares of Common Stock underlying the Warrants pursuant to certain registration rights agreements between the Company and the investors in the PIPE.

Corporate Information

Our principal executive offices are located at 165 Gibraltar Court, Sunnyvale, California 94089 and our telephone number is (888) 350-9994. We maintain a website at www.ondas.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the SEC, will be available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

THE OFFERING

Common Stock outstanding prior to the offering:	59,148,085 shares

Common Stock to be issued upon exercise of the Warrants:	4,630,739 shares

Common Stock to be offered by the selling stockholders:	13,315,092 shares (including 4,630,739 shares underlying the Warrants)

Common Stock outstanding immediately following the offering:	63,778,824 shares (including 4,630,739 shares underlying the Warrants)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

Stock Symbol:	OTCQB: ONDS

The number of shares of our common stock to be outstanding after this offering is based on 59,148,085 shares of our common stock outstanding as of December 2, 2019 and assumes the exercise of the Warrants, after giving effect to the assumptions set forth below and excluding the following:

●	a warrant to purchase 140,678 shares of common stock at an exercise price of $0.01 per share, which is immediately exercisable and terminates on September 26, 2024;

●	120,000 shares of common stock to be issued to Steward Capital in connection with the extensions and amendments to that certain Loan and Security Agreement entered into between the Company and Steward Capital parties on March 9, 2018; and

●	10,000,000 shares of common stock reserved for issuance pursuant to future awards under our 2018 Incentive Stock Plan, or the 2018 Plan, as of May 31, 2019, including options and restricted stock units to purchase an aggregate of approximately 3,600,000 shares of common stock expected to be granted in 2020 to our officers and employees.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that relate to future events or to our future operations or financial performance. Any forward-looking statement involves known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statement. Forward-looking statements include statements, other than statements of historical fact, about:

●	our plans to further develop our FullMAX system of wireless base stations;

●	our plans to further develop remote radios;

●	the adoption by our target industries of the new IEEE 802.16s standard for private cellular networks;

●	our future development priorities;

●	our estimates regarding the size of our potential target markets;

●	our expectations about the impact of new accounting standards;

●	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing or the period for which our existing cash resources will be sufficient to meet our operating requirements; and

●	our strategies, prospects, plans, expectations, forecasts or objectives.

Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” “scheduled” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this report, we caution you that these statements are based on our estimates or projections of the future that are subject to known and unknown risks and uncertainties and other important factors that may cause our actual results, level of activity, performance, experience or achievements to differ materially from those expressed or implied by any forward-looking statement. Actual results, level of activity, performance, experience or achievements may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including our critical accounting policies and risks and uncertainties relating, to:

●	our ability to obtain additional financing on reasonable terms, or at all;

●	our ability to repay our indebtedness;

●	the accuracy of our estimates regarding expenses, costs, future revenues, uses of cash and capital requirements;

●	the market acceptance of our wireless connection products and the IEEE 802.16s standard;

●	our ability to develop future generations of our current products;

●	our ability to generate significant revenues and achieve profitability;

●	our ability to successfully commercialize our current and future products, including their rate and degree of market acceptance;

●	our ability to attract and retain key scientific or management personnel and to expand our management team;

●	our ability to establish licensing, collaboration or similar arrangements on favorable terms and our ability to attract collaborators with development, regulatory and commercialization expertise;

●	our ability to manage the growth of our business;

●	expenditures not resulting in commercially successful products;

●	our outreach to global markets, particularly China;

●	our commercialization, marketing and manufacturing capabilities and strategy;

●	our ability to expand, protect and maintain our intellectual property position;

●	the success of competing third-party products;

●	our ability to fully remediate our identified internal control material weaknesses;

●	regulatory developments in the United States and other countries; and

●	our ability to comply with regulatory requirements relating to our business, and the costs of compliance with those requirements, including those on data privacy and security.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The following table provides information about the selling stockholders, listing how many shares of our Common Stock the selling stockholders own on the date of this prospectus, how many shares may be offered by this prospectus, and the number and percentage of outstanding shares the selling stockholders will own after the offering, assuming all shares covered by this prospectus are sold. The information concerning beneficial ownership has been provided by the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot accurately report the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders.

The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 63,778,824 shares of Common Stock issued and outstanding as of the conclusion of the offering, calculated on the basis of (i) 59,148,085 shares of Common Stock issued and outstanding as of December 2, 2019 prior to the offering and (ii) assuming the exercise and sale by the selling stockholders of the 4,630,739 shares of Common Stock underlying the Warrants. For the purposes of the following table, the number of shares of Common Stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling stockholders have sole or shared voting power or investment power and also any shares which each selling shareholder, respectively, has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Selling Stockholder	Shares of Common Stock Owned Before the Offering (1)	Shares of Common Stock to be Offered for the Selling Stockholder’s Account (2)	Shares of Common Stock Owned by the Selling Stockholder after the Offering	Percent of Common Stock to be Owned by the Selling Stockholder after the Offering
James Virgilio Holdings LLC	100,000	150,000	-	-
Richard Scott McKeever	10,000	15,000	-	-
Eric Brock*	5,473,585	600,000	5,073,585	7.95%
Future Land Investment, Inc.	40,000	60,000	-	-
Frank Ingriselli	10,000	15,000	-	-
Michael Burwell	30,000	45,000	-	-
Frederick M. Kelso	10,000	15,000	-	-
Michael Fahey	10,000	15,000	-	-
Emilio & Jessica DiMatteo	10,000	15,000	-	-
John M. Brady	10,000	15,000	-	-
Kurtis Krentz	20,000	30,000	-	-
Paul G. Elie	10,000	15,000	-	-
Scott Joseph Schueller	10,000	15,000	-	-
Carlo Alberici	40,000	60,000	-	-
Michael P. Quackenbush Jr.	10,000	15,000	-	-
Laurence M. Pfeffer	10,000	15,000	-	-
Charles J. Finn	20,000	30,000	-	-
Vaidyanthan Chandrashekhar	14,000	21,000	-	-
Alan W. Page	10,000	15,000	-	-
Stephen V. Zawoyski	10,000	15,000	-	-
Scott M. Curran	10,000	15,000	-	-
Scott L. Busse	20,000	30,000	-	-

Micky Houston	24,000	36,000	-	-
Rodolfo G. & Patricia F. Bosenberg	10,000	15,000	-	-
Rich Shappard	20,000	30,000	-	-
David Petterson	30,000	45,000	-	-
Mario Dell’Aera	50,000	75,000	-	-
Jonathan E. Ansbacher	10,000	15,000	-	-
Scott Wiehle	10,000	15,000	-	-
Patrick John Gregory Revocable Trust DTD 6-26-1990	10,000	15,000	-	-
Adan Martinez	10,000	15,000	-	-
Robert Richard Keehan	10,000	15,000	-	-
Donald L. Hulet	8,000	12,000	-	-
Matthew W. Cambi	10,000	15,000	-	-
James Somers	20,000	30,000	-	-
Kim E. Tobler	10,000	15,000	-	-
Sameer Shirsekar	10,000	15,000	-	-
Paul E. Linthorst	6,000	9,000	-	-
Kevin J. Herzberg	10,000	15,000	-	-
Steven R. Lilley	10,000	15,000	-	-
James M. Koch	10,000	15,000	-	-
Code Enviro Sciences	40,000	60,000	-	-
Aaron T. Maguire	8,000	12,000	-	-
James W. Gallagher & Barbara Gallagher	14,000	21,000	-	-
Tomassetti Living Trust dated March 12, 1999	20,000	30,000	-	-
Bradley Hudson & Jennifer Hudson	30,000	45,000	-	-
Donald F. Haller	20,000	30,000	-	-
Rajesh Bellani	22,000	33,000	-	-
Jeffery L. Miller & Khristen N. Zar JTWROS	10,000	15,000	-	-
Glenn E. Talboy	8,000	12,000	-	-
Craig Watchmaker	10,000	15,000	-	-
Brian Ocuiv	20,000	30,000	-	-
Michael Snow	10,000	15,000	-	-
Russell Moore	10,000	15,000	-	-
John W. Stadtler	10,000	15,000	-	-
R. Blake & Debra E. Steudtner Revocable Trust DTD 4/25/2018	10,000	15,000	-	-
Mauricio R. Santana	10,000	15,000	-	-
Keith Belote	8,000	12,000	-	-
James R. Aldridge	10,000	15,000	-	-
Alexandre N. Palma	10,000	15,000	-	-
Jeffrey E. Kuhlin	10,000	15,000	-	-
Donald Cameron	10,000	15,000	-	-
Harold Wayne Smith	10,000	15,000	-	-
Jay D. Meldrum	10,000	15,000	-	-
Jorge Morazzani	10,000	15,000	-	-
Peter M. Todd	20,000	30,000	-	-
Kyle Lucas	40,000	60,000	-	-
Mark J. Moran	10,000	15,000	-	-
Timothy S. Vitale	10,000	15,000	-	-
James J. Damato	10,000	15,000	-	-
Charles Tyson Cornell	10,000	15,000	-	-
Colin S. McIntyre	10,000	15,000	-	-

Charles Christensen	20,000	30,000	-	-
Steven J. Shanker Living Trust DTD 4-9-1997	20,000	30,000	-	-
Ben W. Greene	10,000	15,000	-	-
Keith Jackson	30,000	45,000	-	-
Gregory G. Galdi	30,000	45,000	-	-
Rajiv A. Thadani	8,000	12,000	-	-
Paul P. Frank III & Colleen B. Frank	10,000	15,000	-	-
David A. Fitz	8,000	12,000	-	-
James M. Fiscus	10,000	15,000	-	-
Dennis M. Scullin	10,000	15,000	-	-
Anthony J. Berni	10,000	15,000	-	-
Richard Joseph Call IV	10,000	15,000	-	-
Roger A. Schulz	50,000	75,000	-	-
Ramesh Telang	10,000	15,000	-	-
Denis Naughter	10,000	15,000	-	-
Philip Garland & Cynthia Garland JTWROS	10,000	15,000	-	-
Robert Kastenschmidt	10,000	15,000	-	-
Joseph C. Atkinson	8,000	12,000	-	-
Miles E. Everson	30,000	45,000	-	-
Ballington Living Trust DTD 8-5-14	14,000	21,000	-	-
Chetan R. Vagholkar	40,000	60,000	-	-
Lewis Bernard	10,000	15,000	-	-
James W. Morehouse Living Trust dated May 20, 1999	10,000	15,000	-	-
Joseph Michalczyk	10,000	15,000	-	-
Jaivardhan Sinha	20,000	30,000	-	-
Mark M. Watermasysk	10,000	15,000	-	-
Scott J. Gehsman	8,000	12,000	-	-
Gary and Deborah Tillett Revocable Trust dated August 10, 2012	20,000	30,000	-	-
Harvey Beach Club Holdings LLC	10,000	15,000	-	-
Mohibullah Yousufani	10,000	15,000	-	-
Pierre Alain Nicolas P. Sur	10,000	15,000	-	-
James P. Kolar	10,000	15,000	-	-
Eric G. Jacobsen	10,000	15,000	-	-
Maj-Britt Rosenbaum	10,000	15,000	-	-
Chad F. Mueller	20,000	30,000	-	-
Dennis L. Chelsey	10,000	15,000	-	-
Scott Guasta	20,000	30,000	-	-
Henry A. Padinha & Terri A. Padinha Joint Common Prop	10,000	15,000	-	-
Chester P. Mowrey, Jr.	10,000	15,000	-	-
Amit Gupta	10,000	15,000	-	-
Donald P. Sesterhenn	20,000	30,000	-	-
Michael Noonan	80,000	120,000	-	-
Reginald Benjamin Lovelace	10,000	15,000	-	-
Yuvraj Singh & Anupma Singh	40,000	60,000	-	-
Mark R. Demich	10,000	15,000	-	-
Dennis D. Howarter & Pamela J. Howarter JTWROS	60,000	90,000	-	-
Mark W. Boyer	40,000	60,000	-	-
J. Eric and Janine Conway Trust DTD 12-9-2016	10,000	15,000	-	-
Rami Tawasha	40,000	60,000	-	-
Wilds Ross	10,000	15,000	-	-
John Boals & Karla Boals	8,000	12,000	-	-

James E. Kasman	40,000	60,000	-		-
Adam S. Feuerstein	40,000	60,000	-		-
Albert Todd Roberts	20,000	30,000	-		-
Ryan D. Martin	8,000	12,000	-		-
Naman Parekh	20,000	30,000	-		-
Jeff Liter	8,000	12,000	-		-
Gerald Towne	20,000	30,000	-		-
Todd D. Kosel	10,000	15,000	-		-
Chandresh Harjivan	20,000	30,000	-		-
Robert L. Boals & Darby Lynn Boals	8,000	12,000	-		-
Thomas Mathias Konciscs	80,000	120,000	-		-
Gerald Louviere	10,000	15,000	-		-
Jacobus O Bouwer	10,000	15,000	-		-
Mark Deutsch	10,000	15,000	-		-
Donald Rupprecht	20,000	30,000	-		-
Anup Kharode	20,000	30,000	-		-
Brian Langham	16,000	24,000	-		-
Kevin Smith & Kristin Smith	9,600	14,400	-		-
Robert V. Deutsch	10,000	15,000	-		-
Byron Carlock	10,000	15,000	-		-
Stephen Adler & Iris M. Rosas	40,000	60,000	-		-
Richard L. Fleissner	10,000	15,000	-		-
National Securities Corporation (3)	-	109,594	-		-
Matt Fleisner (4)	-	40,654	-		-
Richard Libretti (4)	-	24,158	-		-
Joseph Glodek(4)	-	24,158	-		-
Roger Monteforte(4)	-	22,603	-		-
Jonathan C. Rich(4)	-	19,365	-		-
Salvatore Esposito(4)	-	14,938	-		-
Newbridge Securites Corporation(4)	-	7,316	-		-
Andrei Amaritei(4)	-	3,972	-		-
Nikhil Bhambi(4)	-	2,961	-		-
Greg Kouvelas (4)	-	2,220	-		-
Linda Acri(4)	-	1,400	-		-
Carmine Raimo(4)	-	1,290	-		-
Carter Mansbach(4)	-	9,060	-		-
Mike Burkoff(4)	-	866	-		-
Adam Figueroa(4)	-	866	-		-
Carl Cirelli(4)	-	1,106	-		-
Vincent D’Albora(4)	-	693	-		-
John Carroll(4)	-	643	-		-
Ken Drekou(4)	-	206	-		-
Damian Defex(4)	-	206	-		-
Natasha Kravtsova(4)	-	285	-		-
Energy Capital, LLC (5)	15,276,742	6,337,863	11,051,500		17.33%
AM145 Holdings LLC (6)	2,411,135	618,357	1,998,897	**	3.13%
Grove Industries LTD (6)	1,364,995	181,671	1,243,881	**	1.95%
Glenn Hicks (6)	88,168	132,252	-		-
Ken Najaran (6)	25,191	37,787	-		-
Leelah Koschitzky (6)	82,696	94,622	19,615	**	+
Michael Feintuch (6)	1,673,694	732,698	1,185,229	**	1.86%
West Industries Investments LP (6)	435,289	366,209	191,150	**	+
Patrick Oberbillig (6)	132,142	42,935	103,519	**	+
Shalom Maidenbaum (6)	380,267	153,738	277,775	**	+

*	Includes 5,473,585 shares of Common Stock subject to a contractual lock-up restricting their resale through May 25, 2020, of which 73,585 shares of Common Stock are subject to a contractual lock-up restricting their resale through September 28, 2020.
**	Represents shares of Common Stock subject to a contractual lock-up restricting their resale through September 28, 2020.
+	Less than one percent.

(1)	This column does not include shares of Common Stock issuable upon exercise of the Warrants as such warrants are not exercisable within 60 days.
(2)	This column includes shares of Common Stock issuable upon exercise of the Warrants.
(3)	National Securities Corporation acted as the placement agent (the “Placement Agent”) in connection with the PIPE, and received warrants to purchase shares of Common Stock in connection with each closing of the PIPE. See “Recent Developments” for additional information.

(4)	The selling stockholder is an affiliate of the Placement Agent, and received warrants to purchase shares of Common Stock in connection with each closing of the PIPE.

(5)	The selling stockholder received shares of Common Stock and a Warrant in connection with the initial closing of the PIPE on the same terms as the investors in the PIPE. All indebtedness owed to the selling stockholder, was converted into Units, each consisting of one share of Common Stock and one-half of one Warrant to purchase one share of Common Stock, and the debt owed under the loan was extinguished. See “Recent Developments” for additional information.

(6)	The selling stockholder received shares of Common Stock and a Warrant in connection with the initial closing of the PIPE pursuant to the terms of the loan agreement between such selling stockholder and the Company. Under the terms of such loan agreement, all indebtedness owed to the selling stockholder, was converted into Units, each consisting of one share of Common Stock and one-half of one Warrant to purchase one share of Common Stock, and the debt owed under the loan was extinguished. See “Recent Developments” for additional information.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows:

●	Eric Brock serves as the Chairman and Chief Executive Officer of the Company. See “Recent Developments” for additional information.

●	As noted above, Energy Capital, a greater than five percent stockholder of the Company, received shares of Common Stock and Warrants in connection with the initial closing of the PIPE in exchange for the extinguishment of all indebtedness owed to Energy Capital under the Loan. See “Recent Developments” for additional information.

●	As noted above, the Placement Agent and certain of its affiliates received Warrants in connection with each closing of the PIPE. See “Recent Developments” for additional information.

●	As noted above, certain noteholders of the Company received shares of Common Stock and Warrants in connection with the initial closing of the PIPE in exchange for the extinguishment of all indebtedness owed to such noteholder. See “Recent Developments” for additional information.

PLAN OF DISTRIBUTION

Selling Stockholders

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds will be used for working capital and other general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	The Annual Report on Form 10–K for the fiscal year ended December 31, 2018, filed on March 19, 2019;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 10, 2019;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on August 14, 2019;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on November 14, 2019;

●	The Current Reports on Form 8–K filed on January 3, 2019, January 7, 2019, January 30, 2019, February 13, 2019, March 5, 2019, March 19, 2019, March 20, 2019, April 3, 2019, April 4, 2019, April 16, 2019, April 30, 2019, May 1, 2019, May 14, 2019, May 30, 2019, June 17, 2019, June 18, 2019, June 27, 2019, July 15, 2019, August 13, 2019, August 30, 2019, October 1, 2019, November 1, 2019, and December 4, 2019; and

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on November 27, 2018.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

Ondas Holdings Inc.

165 Gibraltar Court

Sunnyvale, CA 94089

(888) 350-9994

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov. We have filed with the SEC a registration statement on Form S–3 under the Securities Act for the shares of Common Stock being offered by the selling stockholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.

LEGAL MATTERS

The validity of the shares of Common Stock offered through this prospectus has been passed on by Snell & Wilmer L.L.P., Las Vegas, Nevada.

EXPERTS

Rosenberg Rich Baker Berman, P.A., independent registered accounting firm, has audited our financial statements at December 31, 2018 and 2017, and for the years then ended, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Rosenberg Rich Baker Berman P.A.’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

SEC registration fee	$11,233.94
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous expenses	$1,000.00
Total	$47,233.94

All amounts are estimates, other than the SEC’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay all underwriting discounts and selling commissions, if any.

Item 15.   Indemnification of Directors and Officers.

Nevada Revised Statutes provide that:

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

●	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by the stockholders;

●	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	by court order.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County of the State of Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, any director or the Company’s officers or employees arising pursuant to any provision of the NRS, Chapters 78 or 92A of the NRS or our Amended and Restated Articles of Incorporation or our Bylaws, or (iv) any action asserting a claim against the Company, any director or the Company’s officers or employees governed by the internal affairs doctrine. However, each of these clauses (i) through (iv) will not apply to any claim (x) as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), (y) for which the Court does not have subject matter jurisdiction, or (z) which is vested in the exclusive jurisdiction of a court or forum other than the Court, including pursuant to Section 27 of the Exchange Act, which provides for exclusive federal jurisdiction over suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act provides for concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and as such the exclusive jurisdiction clauses set forth above would not apply to such suits

Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Item 16.   Exhibits.

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Incorporation of the Registrant, dated September 28, 2018 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2018)
3.2	Amended and Restated Bylaws of the Registrant, dated September 28, 2018 (incorporated herein by reference to Exhibit No. 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2018)
4.1	Form of Investor Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on October 1, 2019).
4.2	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.2 in the Company’s Current Report on Form 8-K, filed on October 1, 2019).
4.3	Form of Registration Rights Agreement, dated September 27, 2019 (Incorporated by reference to Exhibit 10.2 in the Company’s Current Report on Form 8-K, filed on October 1, 2019)
5.1	Opinion of Snell & Wilmer L.L.P.*
10.1	Form of Securities Purchase Agreement, dated September 27, 2019 (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on October 1, 2019)
23.1	Consent of Rosenberg Rich Baker Berman, P.A.*
23.2	Consent of Snell & Wilmer L.L.P. (included with Exhibit 5.1)*
24.1	Power of Attorney (included with signature page on this Form S-3)*

*	Filed herewith

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that:

paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, California, on this 5th day of December, 2019.

ONDAS HOLDINGS INC.

By:	/s/ Eric A. Brock
Eric A. Brock
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric A. Brock and Stewart Kantor and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric A. Brock	Chairman, Chief Executive Officer and Director	December 5, 2019
Eric A. Brock	(Principal Executive Officer)

/s/ Stewart Kantor	President, Chief Financial Officer, Treasurer, Secretary and Director	December 5, 2019
Stewart Kantor	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard H. Silverman	Director	December 5, 2019
Richard H. Silverman

/s/ Richard M. Cohen	Director	December 5, 2019
Richard M. Cohen

/s/ Derek R. Reisfield	Director	December 5, 2019
Derek R. Reisfield